Exhibit (a)(7)

LEGG MASON PARTNERS MASSACHUSETTS MUNICIPALS FUND

Certificate of Amendment

to Designation of Classes

November 16, 2006

The undersigned, being the Assistant Secretary of Legg Mason Partners Massachusetts Municipals Fund, a trust with transferable shares of the type commonly called a Massachusetts business trust (the “Trust”), does hereby certify that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust’s First Amended and Restated Master Trust Agreement (as the same may have been amended from time to time), that by action of the Trustees of the Trust then in office at a meeting duly called and held on June 28, 2006, the designation of classes of the Trust has been amended as follows:

1. With respect to each series of shares of beneficial interests of the Trust for which “Class Y shares” have been established, such Class Y shares are hereby re-designated as “Class I shares”, effective as of November 20, 2006 at 9:00 a.m. EDT.

Except to the extent stated above, no change to the terms of the series or classes of shares of beneficial interests of the Trust is effected by means of this Certificate of Amendment.

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first set forth above.

/s/ Thomas M. Mandia
Name: Thomas M. Mandia
Title: Assistant Secretary